MIDWAY ANNOUNCES SUBSTANTIAL RESOURCE INCREASE AT

GOLD ROCK PROJECT, NEVADA

May 28, 2014

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) announces substantial resource growth at its Gold Rock project (“Gold Rock” or the “Project”), located only 10.5 km to the southeast of its construction-stage Pan project in White Pine County, Nevada. The Company has received an updated NI 43-101 resource estimate for Gold Rock to include results from its 2012-2013 drill program. The updated resource estimate is effective as of May 27, 2014 and was prepared by Global Resource Engineering. The drilling has resulted in a 65% increase in Measured & Indicated resources, as well as a 62% increase in Inferred resources.

“We always saw great upside in the potential to expand the resource base at Gold Rock, and we are particularly pleased by the extent to which this deposit has grown and improved in quality since our last resource estimate in 2012,” said Ken Brunk, President and CEO of Midway. “Given Gold Rock’s increased size, we plan to pursue a preliminary economic assessment for the Project to assist in determining the potential viability of developing Gold Rock, and to further recognize the value of Gold Rock within our Company’s portfolio of projects. Gold Rock is currently well into the permitting process, with finalization and publication of the draft environmental impact statement expected in Q3 of this year. We are leveraging the development and permitting experience gained from our accomplishments at Pan to advance Gold Rock as our second gold mine in a timely and efficient manner.”

May 28, 2014

Table 1. Gold Rock Mineral Resource Growth

2012 RESOURCE SUMMARY[1]	à	2014 RESOURCE SUMMARY[2]
RESOURCES	TONNES	GRADE	CONTAINED	TONNES	GRADE	CONTAINED
	(‘000s)	(g/t)	(‘000s oz)	(‘000s)	(g/t)	(‘000s oz)
Measured				1,730	0.79	44
Indicated	12,968	0.74	310	18,485	0.79	469
M&I	12,968	0.74	310	20,215	0.79	513
Inferred	17,894	0.58	331	24,303	0.69	536

Note: The tonnage and total ounces of gold for resources were determined from the statistical block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to the effect of rounding.

1Resource as per “Updated NI 43-101 Technical Report on the Gold Rock Project, White Pine County, Nevada” dated November 29, 2012 prepared by Gustavson Associates, LLC (“Gustavson”). Uses a cutoff grade of 0.27 g/t Au.

2 This updated resource estimate was prepared by Global Resource Engineering in accordance with NI 43-101 and is effective May 27, 2014. The Company has retained Global Resource Engineering to prepare a technical report in respect of the updated resource estimate. Uses a cutoff grade of 0.27 g/t Au.

Table 1 compares the previous 2012 Gustavson resource estimate to the new updated 2014 resource estimate prepared by Global Resource Engineering estimate, showing a substantial increase across the board. In the Measured & Indicated resource category, tonnage increased by 56%, grade increased by 7%, and contained ounces increased by 65%. In the Inferred resource category, tonnage increased by 36%, grade increased by 19%, and contained ounces increased by 62%. The increase in the 2014 estimate from the previous 2012 estimate is largely attributed to additional step-out drilling and corresponding updates to the block model boundary limits to reflect the new drill results and more closely fit the geology of the deposit.

Pit-Constrained Resource at Gold Rock

The 2014 resource estimate was subjected to a Whittle pit optimization to determine the portion of the resource, which has potential to be mined by open pit methods. Pit shells were generated at gold prices ranging from $1,100/oz to $1,900/oz in $200/oz increments, shown below in Table 2. The $1,500/oz pit shell was selected for the mineral resource estimate based on the trailing 3-year average gold price of $1,543.83/oz. Mineral resources are not mineral reserves and have no demonstrated economic viability.

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May 28, 2014

Table 2. Whittle Pit Shell Mineral Resources at Various Gold Prices at a 0.21 g/t Au Cutoff

	MEASURED			INDICATED			M&I			INFERRED
PIT	Tonnes	Grade	Contained	Tonnes	Grade	Contained	Tonnes	Grade	Contained	Tonnes	Grade	Contained
($/oz)	(‘000s)	(g/t)	(‘000s oz)	(‘000s)	(g/t)	(‘000s oz)	(‘000s)	(g/t)	(‘000s oz)	(‘000s)	(g/t)	(‘000s oz)
$1,100	1,811	0.76	44.14	17,381	0.74	411	19,193	0.74	455	10,062	0.74	239
$1,300	1,728	0.77	42.75	15,755	0.75	380	17,483	0.75	423	8,101	0.78	203
$1,500	1,789	0.76	43.83	16,787	0.74	400	18,576	0.74	444	9,322	0.76	228
$1,700	1,811	0.76	44.14	17,381	0.74	411	19,193	0.74	455	10,062	0.74	239
$1,900	1,825	0.76	44.35	18,024	0.73	422	19,849	0.73	467	11,432	0.71	261

Note: The mineral resource was estimated using geologically created wireframe mineral domains and inverse distance cubed estimation algorithm. Whittle pit optimization was used to determine potentially mineable tonnage. Measured, indicated and inferred mineral classification was determined by the variography of each mineral domain. A complete description of the modeling method, environmental and other project risks can be found in the full technical report, which will be filed on Sedar within 45 days.

The economic parameters used for this analysis are based on Midway’s Pan Project Feasibility Study report (Independent NI 43-101 compliant Feasibility Study prepared by Gustavson Associates, LLC – November 2011). The Pan Project is approximately 10.5 km northwest of Gold Rock and is similar to Gold Rock in both size and geologic characteristics. Midway plans to pursue a preliminary economic assessment at Gold Rock. Table 3 summarizes the optimization parameters.

Table 3. Economic Parameters Used for Whittle Pit Analysis

Item	Cost/Rate	Units
Ore and Waste Cost	$1.50	$ per Ton
Processing Cost	$2.58	$ per Ton Ore
G&A	$0.37	$ per Ton Ore
Heap Leach Recovery	70%
Royalties	Blended 2%
Gold Marketing Cost	$1.00	$ per Troy Ounce

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May 28, 2014

Gold Rock Project, Nevada

Gold Rock is in the Pancake Range of western White Pine County, Nevada. The property is 10.5 km southeast of Midway’s Pan Project and approximately 104 km west of Ely, Nevada. Historic gold production at Gold Rock came from the Easy Junior open pit mine during the 1980s and the 1990s.

Gold Rock is typical of Carlin systems in Nevada where rock alteration includes silicification, argillization, decalcification, and oxidation. Moderate to strong zones of silicification are present along bedding planes and on fault structures that are primarily in the Joana Limestone. Jasperoid within the Joana Limestone carries significant amounts of gold. In surface outcrops, Joana-hosted jasperoid occurs along strike both north and south of the deposit for over 12 kms and is often found in association with anomalous gold values.

The Company’s business of mineral exploration has a high level of inherent risk. Although the Company is optimistic about the potential of many of its projects, there is no guarantee that any mineral deposits will be economically feasible and that these deposits will be put into production. The Company’s exploration and development activities may also be affected by a number of risks, including environmental, metallurgical, financing, permitting, approval, legislative and other government risks which are common to the industry and are referenced in greater detail in the Company’s annual report on Form 10-K.

This release has been reviewed and approved by Mr. David Mosch, Corporate Mining Engineer at Midway and a "qualified person" as that term is defined in NI 43-101.

Ms. Terre Lane of Global Resource Engineering is the independent, qualified person who has audited and confirmed the updated resource estimate and is responsible for the mineral resource estimate summarized in this release.

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May 28, 2014

ON BEHALF OF THE BOARD

“Kenneth A. Brunk”

Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX its Regulation Services Provider (as that term is defined in the policies of the TSX ) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates, including plans for the further development of the Gold Rock Project and plans for a preliminary economic assessment in relation to the Gold Rock Project. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

undue reliance on forward-looking statements.

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May 28, 2014

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms “reserve" and "mineral resource“, which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a “resource” in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.